Exhibit 99.2

Consent of Lazard Frères & Co. LLC

We hereby consent to the inclusion of our opinion, dated July 29, 2016, to the Special Committee of SolarCity Corporation (“SolarCity”) as Annex D to the joint proxy statement/prospectus, which is part of Amendment No. 5 to the Registration Statement on Form S-4 of Tesla Motors, Inc. (“Tesla”) filed with the Securities and Exchange Commission relating to the proposed acquisition of SolarCity by Tesla (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of the Financial Advisor to the SolarCity Special Committee,” “The Merger—Background of the Merger,” “The Merger—SolarCity’s Reasons for the Merger; Recommendation of the SolarCity Special Committee and Board of Directors,” and “The Merger—Opinion of the Financial Advisor to the SolarCity Special Committee.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

LAZARD FRERES & CO. LLC

By:	/s/ Jonathan Mir
Jonathan Mir
Managing Director

New York, New York

October 11, 2016